Exhibit 99.1

INFORMATION REGARDING JOINT FILERS

Designated Filer of Form 3, Form 4: Alexandre Weinstein Manieu, Chutzpah Holdings Limited

Date of Earliest Transaction Required to be Reported: February 5, 2025

Issuer Name and Ticker Symbol: Pluri Inc. (PLUR)

Information

Name	Address
Chutzpah Holdings Limited	4th Floor, Liberation House, Castle Street St. Helier, Jersey Islands, JE1 4HH
Alexandre Weinstein Manieu	Apt 8002 Bürgenstock Hotels & Resort Bürgenstock 30 6363 Obbürgen Switzerland

The undersigned, Alexandre “Alejandro” Weinstein Manieu and Chutzpah Holdings Limited are jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 3 with respect to the beneficial ownership of securities of Pluri Inc.

ALEXANDRE WEINSTEIN MANIEU

/s/ Alexandre Weinstein Manieu

CHUTZPAH HOLDINGS LIMITED

By:	/s/ Ana Ventura
Name:	Ana Ventura
Title:	Authorized Officer Beaumont (Directors) Limited, Sole Corporate Director